AMERICAN PENSION INVESTORS TRUST

                              OFFICER'S CERTIFICATE




         I, David D. Basten, President of American Pension Investors Trust ("Trust"), hereby certify that the Board of Trustees adopted the following resolutions effective as of January 15, 1997:

         RESOLVED,  that the Trust shall consist of the following  seven series:
         Growth Fund, Capital Income Fund, T-1 Treasury Trust, Yorktown Classic Value Trust, Yorktown Value Income Trust, Multiple Index Trust and Treasuries Trust.



Dated:  February 13, 1997                 By:   /s/ David D. Basten
        -------------------                     -------------------
                                                President
                                                American Pension Investors Trust

Lynchburg, Virginia (ss)

Subscribed and sworn to before me this 13th day of February, 1997.


/s/ Notary
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Notary Public